Exhibit 99.1


   UNOVA Announces First Quarter 2004 Results

   EVERETT, Wash.--(BUSINESS WIRE)--April 30, 2004--

   -- UNOVA's Net Earnings of $10.5 million increased $25.4 million over prior year quarter, including the impact of an intellectual property settlement

   -- Intermec products and service achieve best first quarter operating profit ever with a 25% increase

   -- IAS segment reduces operating loss by 36% from prior year quarter

   UNOVA, Inc. (NYSE:UNA) today announced financial results for its fiscal first quarter which ended Mar. 31, 2004.
   UNOVA reported first quarter revenues of $297.7 million and net earnings of $10.5 million, or $0.17 per share, compared to 2003 first quarter revenues of $264.0 million and a net loss of ($14.9) million, or ($0.25) per share.
   Segment operating profits from continuing operations were $22.8 million for the first quarter of 2004, compared to an operating profit of $0.8 million for the same prior year period. During the quarter, the Company reached a confidential settlement for an intellectual property (IP) dispute regarding its smart battery patents. Accordingly, segment operating results for the period included significant royalty income. Segment operating profits from products and service increased $5.4 million in the first quarter of 2004 compared to same prior year period.
   "We are pleased with the continuing profit leverage from sales growth at Intermec and the improving post consolidation visibility of our IAS operations," said Larry Brady, Chairman and CEO. "These trends support our outlook for sustained profit growth with aggressive R&D investments."
   The Company's net cash (defined as cash and cash equivalents less total debt) decreased $10.9 million during the first fiscal quarter of 2004. As of Mar. 31, 2004, the Company's net cash was a positive $19.0 million. The Company's cash and cash equivalent position as of Mar. 31, 2004 was $227.5 million.

   Automated Data Systems (ADS)

   In the first quarter of 2004, revenues at the Company's ADS segment, comprising Intermec Technologies, were $193.0 million. ADS revenues for the comparable first quarter of 2003 were $162.9 million.
   The ADS segment recorded a $28.0 million operating profit for the first quarter of 2004 compared to an operating profit of $9.0 million for the first quarter of 2003. During the quarter, the Company settled a patent dispute related to its smart battery patents. The settlement, net of legal fees, had a favorable impact on segment operating profit of $15.8 million in the first quarter of 2004. There was no settlement in the first quarter of fiscal 2003; however operating profit did include IP legal expense of $0.8 million.
   ADS products and service revenues increased more than 6 percent over the comparable first quarter of 2003. Systems & Solutions product revenues grew 7 percent, service revenues grew 5 percent, and Printer/Media product revenues increased 8 percent, over the prior year quarter.
   Geographically, the Europe, Middle East and Africa (EMEA) region continued to show strong results. Revenues in EMEA grew 22 percent over the comparable prior-year period. North America revenues increased 3 percent. Revenues in Asia increased 25 percent. Latin America declined 22 percent versus a strong prior-year quarter which included a significant rollout to a direct store delivery customer. Fluctuations in foreign currency exchange rates provided a favorable impact on revenue of approximately $8.8 million.
   Operating margin on ADS product and service revenues of 7.1 percent in the first quarter of 2004 resulted in a 1.1 point increase over the comparable prior-year quarter. ADS achieved this performance while increasing its research and development investments by more than $4 million over the prior year quarter.

   Industrial Automation Systems (IAS)

   The IAS segment reported first quarter 2004 revenues of $104.7 million and an operating loss of ($5.3) million. These results compare to first quarter 2003 revenues of $101.1 million and an operating loss of ($8.2) million.
   Backlog for all IAS businesses was $247.7 million as of Mar. 31, 2004, compared to $266.4 million at the end of 2003.

   About UNOVA

   UNOVA is a leading supplier of mobile computing and wireless network products for non-office applications and of manufacturing systems technologies primarily for the automotive and aerospace industries. www.unova.com

   (Forward-looking Statement)

   Certain forward-looking statements in this release (as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934) relate to matters that are not historical facts. They include, but are not limited to, statements about the Company's ability to continue to improve profit in both its business segments, reduce expenses, and improve efficiency. Such forward-looking statements involve and are dependent upon certain risks and uncertainties. These include, but are not limited to, other risks and uncertainties described more fully in the Company's filings on Form 10-K and 10-Q with the Securities and Exchange Commission.

   UNOVA, INC.

   FIRST QUARTER 2004 - EARNINGS CONFERENCE CALL

   UNOVA, Inc. will hold a conference call on Friday, April 30 at 10:00 am Eastern, 7:00 am Pacific Daylight time to review financial results from the first quarter of fiscal year 2004, hosted by UNOVA Chairman and CEO Larry D. Brady and UNOVA CFO Michael E. Keane. A dial-in number for participants is 888-391-3141 (Passcode is "UNOVA"). The call also will be broadcast live on the Internet under the investor information section of the UNOVA web site at www.unova.com.



UNOVA, INC.
(Unaudited, amounts in thousands,
except per share amounts)
                                             Three Months Three Months
                                                Ended        Ended
                                              March 31,    March 31,
                                                2004         2003
                                             ------------ ------------

CONSOLIDATED STATEMENTS OF OPERATIONS
 (Preliminary)

Sales and Service Revenues                      $297,670     $264,008
Costs and Expenses
     Cost of sales and service                   194,956      187,164
     Selling, general and administrative          78,651       76,280
     Depreciation and amortization                 4,784        6,784
     Special charges                                 383          998
                                             ------------ ------------
          Total Costs and Expenses               278,774      271,226
                                             ------------ ------------
Operating Profit (Loss) From Continuing
 Operations                                       18,896       (7,218)
     Interest, net                                (3,068)      (3,862)
                                             ------------ ------------
Earnings (Loss) From Continuing
  Operations Before Taxes                         15,828      (11,080)
     Provision for income taxes                    5,316        1,600
                                             ------------ ------------
Earnings (Loss) From Continuing Operations        10,512      (12,680)
     Loss from discontinued
        operations, net of tax                       (30)      (2,203)
                                             ------------ ------------
Net Earnings (Loss)                              $10,482     $(14,883)
                                             ============ ============


Basic Earnings (Loss) per Share
     Continuing Operations                         $0.17       $(0.21)
     Discontinued Operations                       (0.00)       (0.04)
                                             ------------ ------------
          Net earnings (loss) per share            $0.17       $(0.25)
                                             ============ ============


Diluted Earnings (Loss) per Share
     Continuing Operations                         $0.17       $(0.21)
     Discontinued Operations                       (0.00)       (0.04)
                                             ------------ ------------
          Net earnings (loss) per share            $0.17       $(0.25)
                                             ============ ============

Shares Used in Computing Earnings (Loss) per
 Share
    Basic                                         60,188       58,413
    Diluted                                       62,126       58,413



SELECTED SEGMENT INFORMATION (Preliminary)

Sales and Service Revenues

Automated Data Systems                          $193,005     $162,882
Industrial Automation Systems                    104,665      101,126
                                             ------------ ------------
Total Sales and Service Revenues                $297,670     $264,008
                                             ============ ============

Operating Profit (Loss) From Continuing
 Operations

Segment Operating Profit
     Automated Data Systems                      $28,046       $9,002
     Industrial Automation Systems                (5,253)      (8,196)
                                             ------------ ------------
Total Segment Operating Profit                    22,793          806
Corporate and Other                               (3,514)      (7,026)
Special Charges                                     (383)        (998)
                                             ------------ ------------
Operating Profit (Loss) From Continuing
 Operations                                      $18,896      $(7,218)
                                             ============ ============


UNOVA, INC.
CONSOLIDATED BALANCE
SHEETS (Preliminary)
(Unaudited, amounts in thousands)
                                                 March      December
                                                   31,         31,
                                                  2004        2003
                                               ----------- -----------
Assets

Current Assets
     Cash and cash equivalents                   $227,530    $238,447
     Accounts receivable, net                     280,600     275,594
     Inventories, net
         of progress billings                     150,330     132,324
     Deferred tax assets                           65,445      71,229
     Assets held for sale                          22,946      23,840
     Other current assets                          21,521      19,513
                                               ----------- -----------

         Total Current Assets                     768,372     760,947

Property, Plant and Equipment, Net                 76,009      77,292

Goodwill and Other Intangibles, Net                75,271      75,639

Deferred Tax Assets                               113,486     111,820

Other Assets                                       61,966      65,119
                                               ----------- -----------

Total Assets                                   $1,095,104  $1,090,817
                                               =========== ===========

Liabilities and
 Shareholders' Investment

Current Liabilities
     Accounts payable and
          accrued expenses                       $266,552    $265,626
     Payroll and related expenses                  43,624      54,893
     Current portion of long-term obligations     100,000
                                               ----------- -----------

          Total Current Liabilities               410,176     320,519

Long-term Obligations                             108,500     208,500

Other Long-term Liabilities                       133,453     130,970

Shareholders' Investment
     Common stock                                     608         605
     Additional paid-in capital                   694,437     690,745
     Retained deficit                            (247,084)   (257,566)
     Accumulated other comprehensive loss          (4,986)     (2,956)
                                               ----------- -----------

          Total Shareholders' Investment          442,975     430,828
                                               ----------- -----------

Total Liabilities and
    Shareholders' Investment                   $1,095,104  $1,090,817
                                               =========== ===========


UNOVA, INC.
CONSOLIDATED STATEMENT
OF CASH FLOWS (Preliminary)
Three Months Ended
March 31, 2004
(Unaudited, amounts in thousands)

Cash and Cash Equivalents
   at Beginning of Period                                    $238,447

Cash Flows from Operating Activities:
  Net earnings                                                 10,482
  Adjustments to reconcile net
     earnings to net cash used in
     operating activities:
         Depreciation and amortization                          4,784
         Changes in working capital
            and other operating activities                    (24,763)
                                                          ------------

     Net Cash Used in Operating Activities                     (9,497)
                                                          ------------

Cash Flows from Investing Activities:
   Capital expenditures                                        (3,740)
   Other investing activities                                     628
                                                          ------------

     Net Cash Used in Investing Activities                     (3,112)
                                                          ------------

Cash Flows from Financing Activities:
   Stock Options exercised                                      1,686
   Other financing activities                                       6
                                                          ------------

     Net Cash Provided by Financing Activities                  1,692
                                                          ------------

Resulting Decrease in Cash
   and Cash Equivalents                                       (10,917)
                                                          ------------

Cash and Cash Equivalents
   at End of Period                                          $227,530
                                                          ============


    CONTACT: UNOVA, Inc.
             Michael E. Keane, 425-265-2402
             mkeane@unova.com
             or
             UNOVA, Inc.
             Kevin P. McCarty, 425-265-2472
             kmccarty@unova.com